Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 5 to Registration Statement No. 333-162782 on Form S-1 of our report dated March 15, 2010 (except for Note 16, as to which the date is April 16, 2010) relating to the financial statements of Alimera Sciences, Inc. (the “Company”) (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
April 16, 2010